Exhibit 15

May 10, 2006

Chemtura Corporation
Middlebury, Connecticut:

Re:  Registration Statement Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-6042, 333-87035, 333-71030, 333-71032, 333-87886, 333-119641, 333-123857, 333-126341, and 333-133376.

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our report dated May 10, 2006 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Stamford, Connecticut